As filed with the U.S. Securities and Exchange Commission on December 17, 2024.

Registration No. 333-281629

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

AMENDMENT NO. 5

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

Cre8 Enterprise Limited
(Exact name of registrant as specified in its charter)

__________________________

British Virgin Islands	2750	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1/F, China Building
29 Queen’s Road Central, Hong Kong
Tel: +852 3693 2688
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: +1 (212) 588-0022	Mike Blankenship, Esq. Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, TX 77002-2925 Tel: +1 (713) 651-2678

__________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†    The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 (the “Amendment No. 5”) to the Registration Statement on Form F-1 (File No. 333-281629) of Cre8 Enterprise Limited is being filed for the purpose of filing Exhibits 15.1 and 23.1, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. This Amendment No. 5 consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 132 of the BVI Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Any indemnity given in breach of the foregoing proviso is void and of no effect.

Under our Amended and Restated Memorandum and Articles of Association, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

We intend to maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

On December 4, 2023, the date of the incorporation of Cre8 Enterprise Limited, an aggregate of 10,000 Class A Ordinary Shares were issued to 15 founding shareholders.

Issuance of Class B Ordinary Shares

In December 2023, we completed a series of transactions effectuating the reorganization, pursuant to which Cre8 (Greater China) Limited, our Operating Subsidiary, became a wholly owned subsidiary of Cre8 Enterprise Limited through Cre8 Incorporation Limited. Pursuant to the Reorganization Agreement dated December 12, 2023, Cre8 Enterprise Limited allotted and issued 2,500 Class B Ordinary Shares to Cre8 Investment Limited on December 12, 2023, credited as fully paid, as the consideration for the transfer of 5,000,000 ordinary shares of Cre8 (Greater China) Limited held by Cre8 Investment Limited to Cre8 Incorporation Limited.

Share Split

On August 13, 2024, Cre8 BVI resolved and approved a subdivision of each of the issued and unissued Class A Ordinary Share and each of the issued and unissued Class B Ordinary Share of no par value into 1,800 Class A Ordinary Shares of no par value and 1,800 Class B Ordinary Shares of no par value, respectively. After the share subdivision took effect on 13 August 2024, Cre8 BVI is authorized to issue a maximum of 360,000,000 shares of no par value divided into (i) 324,000,000 Class A Ordinary Shares of no par value and (ii) 36,000,000 Class B Ordinary Shares of no par value, of which 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary Shares are in

issue. From a British Virgin Islands legal perspective, the Share Split does not have any retroactive effect on our shares prior to the effective date. However, references to our Class A Ordinary Shares and Class B Ordinary Shares in this prospectus are presented on a post-Share Split basis, or as having been retroactively adjusted and restated to give effect to the Share Split, as if the Share Split had occurred by the relevant earlier date.

We believe that each of the issuances and transfers above was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Item 8. Exhibits and Financial Statement Schedules

(a)     The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the combined financial statements or notes thereto.

Exhibit Index

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association
5.1†	Opinion of Ogier regarding the validity of the ordinary shares being registered and certain British Virgin Islands tax matters
8.1†	Opinion of TC & Co., Solicitors regarding certain Hong Kong tax matters (included in Exhibit 99.8)
8.2†	Opinion of Ogier regarding certain BVI tax matters (included in Exhibit 5.1)
10.1†	Employment Agreement by and between the Registrant and Chi Kam Ray Lee, dated as of December 4, 2023
10.2†	Employment Agreement by and between the Registrant and Sze Ting Cho, dated as of December 4, 2023
10.3†	Employment Agreement by and between the Registrant and Yuen Chung Davy Li, dated as of December 4, 2023
10.4†	Office Rental Agreement between Cre8 (Greater China) Limited and Trillium Investment Limited, dated July 13, 2021
10.5†	Office Rental Agreement between Chuangbafang Enterprise Management (Shanghai) Company Limited and Ting Jie (Shanghai) Property Company Limited, dated July 13, 2021
10.6†	Second Office Rental Agreement between Cre8 (Greater China) Limited and Trillium Investment Limited, dated July 29, 2024
10.7†	Form of the Director Offer Letter by and between the Registrant and Independent Director Nominee
14.1†	Code of Business Conduct and Ethics of the Registrant
14.2†	Clawback Policy of the Registrant
14.3†	Insider Trading Policy of the Registrant
15.1*	Letter in lieu of Consent for Review Report from WWC, P.C., an independent registered public accounting firm
21.1†	List of Subsidiaries
23.1*	Consent of WWC, P.C., Independent Registered Public Accounting Firm
23.2†	Consent of Ogier, BVI Counsel to the Registrant (included in Exhibit 5.1)
23.3†	Consent of TC & Co., Solicitors (included in Exhibit 99.8)
23.4†	Consent of Guangdong Wesley Law Firm, PRC Counsel to the Registrant (included in Exhibit 99.7)
99.1†	Audit Committee Charter
99.2†	Compensation Committee Charter
99.3†	Nomination Committee Charter

Exhibit No.	Description
99.4†	Consent of Ho Tung Armen Ho, Independent Director Nominee
99.5†	Consent of Ka Chun Matthew Wong, Independent Director Nominee
99.6†	Consent of Lo Chanii Kam, Independent Director Nominee
99.7†	Opinion of Guangdong Wesley Law Firm, PRC Counsel to the Registrant, regarding certain PRC law matters
99.8†	Opinion of TC & Co., Solicitors regarding certain Hong Kong legal and tax matters
107†	Filing Fee Table

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*        Filed herein

**      To be filed via amendment

†        Previously filed

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)     For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on December 17, 2024.

Cre8 Enterprise Limited
By:	/s/ Sze Ting Cho
Sze Ting CHO
Chief Executive Officer, Chairman, and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Sze Ting CHO	Chief Executive Officer, Chairman, and Director	December 17, 2024
Sze Ting CHO	(Principal Executive Officer)
/s/ Yuen Chung Davy LI	Director	December 17, 2024
Yuen Chung Davy LI
/s/ Chi Kam Ray LEE	Chief Financial Officer	December 17, 2024
Chi Kam Ray LEE	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on December 17, 2024.

US Authorized Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.